Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: BRETT CHILES
(713) 529-0900

EQUUS II INCORPORATED PURCHASES

BATON ROUGE APARTMENT PROJECT FOR $42 MILLION

HOUSTON, TX – February 21, 2006 – Equus II Incorporated (NYSE: EQS) (“Equus”) announces the completed purchase of a multi-family apartment project, The Reserve at Cedar Lodge, located in Baton Rouge, Louisiana. Equus plans to convert the project to condominiums for sale as individual units. Creekstone Management L.P. will assume management of the property and will market the sale of the condominium units.

Of the $42 million purchase price, Equus has committed $8 million in cash, the balance funded by senior and seller financing. The project is located at 6765 Corporate Boulevard in Baton Rouge. The seller was The Reserve at Cedar Lodge, L.L.C.

“The current real estate market in Baton Rouge provided this opportunity, which is representative of our continuing strategy to invest in attractive millennium growth trends,” said Anthony Moore, Co-Chairman, CEO and President of Equus.

“This opportunity provides shareholders with another outstanding Creekstone project as well as a new, strong financial relationship with the professionals at Regions Bank. Both should translate into shareholder value,” commented Sam P. Douglass, Co-Chairman of Equus.

Equus and Creekstone also joined forces in December 2005 to develop Creekstone’s Island Reserve condominium project in Panama City, Florida.

Creekstone is one of the nation’s most prominent, vertically integrated, full service real estate development companies. With over $600 million in total investments, Creekstone is a well-established name in the real estate development and management marketplace. Creekstone concentrates on institutional quality assets, each generally less than $75 million in total cost, within geographic regions that maintain long-term employment and strong population growth trends.

Equus II Incorporated is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus II Incorporated may be obtained from Equus’ website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.